INSURED PERSON	1[RICHARD ROE]
POLICY OWNER	1[RICHARD ROE]
POLICY NUMBER	1[XX XXX XXX]

“AXA Equitable” is the brand name of AXA Equitable Financial Services, LLC and its family of companies, including AXA Equitable Life Insurance Company and MONY Life Insurance Company of America.

VARIABLE ADJUSTABLE
LIFE INSURANCE POLICY

MONY LIFE INSURANCE COMPANY OF AMERICA, A STOCK COMPANY

HOME OFFICE: 2[2999 NORTH 44TH STREET, SUITE 250, PHOENIX, ARIZONA, 85018

(800) 777-6510

www.axa.com]

We agree to pay the Insurance Benefit of this policy and provide its other benefits and rights in accordance with its provisions.

This is a flexible premium variable adjustable life insurance policy. You can, within limits:

•	make premium payments at any time and in any amount;

•	change the face amount of insurance or the death benefit option;

•	change the allocation of net premiums and deductions among your investment options; and

•	transfer amounts among your investment options.

These rights and benefits are subject to the terms and conditions of this policy. All requests for policy changes are subject to our approval and may require evidence of insurability.

Read Your Policy Carefully. It is a legal contract between you and MONY Life Insurance Company of America.

Right to Examine Policy. You may examine this policy and if for any reason you are not satisfied with it, you may cancel it by returning it with a written request for cancellation to our Administrative Office or to the agent who sold it to you by the 10th day after you receive it. If you do this, we will refund the Policy Account value calculated as of the business day we receive your request for cancellation (or, as of the business day the agent receives your request), plus any charges deducted from premiums that were paid and from the Policy Account value, minus any outstanding loan and accrued loan interest. The policy will be void from the beginning and the parties will be in the same position as if no policy had been issued.

The Insurance Benefit is payable upon the death of the insured person while this policy is in force. The amount and duration of the death benefit under this policy may be variable or fixed under specified conditions, and may increase or decrease. You may pay premiums while the insured person is living and not yet attained age 121. The portion of your Policy Account that is in an investment fund of our Separate Account (SA) will vary up or down depending on the unit value of such investment fund, which in turn depends on the investment performance of the securities held by that fund; there are no minimum guarantees as to such portion of your Policy Account. The portion of your Policy Account that is in our Guaranteed Interest Account (GIA) will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than the Guaranteed Minimum Interest Rate shown on Page 3 of this policy. This is a non-participating policy.

2[	2[

Mark Pearson, Chairman of the Board,	Karen Field Hazin, Vice President,
and Chief Executive Officer]	Secretary and Associate General Counsel]

ICC15-100

Administrative office :

“We,” “our” and “us” mean MONY Life Insurance Company of America. “You” and “your” mean the owner of this policy.	The address of our Administrative Office is shown on Page 4. You should send correspondence to that office. Premium payments should be sent to the address listed on your billing notice.

Unless otherwise stated, all references to interest in this policy are effective annual rates of interest.
Attained age means age on the birthday nearest to the beginning of the current policy year. Register Date means the effective date of insurance under this policy.	Copies of the application for this policy and any additional benefit riders are attached to the policy.

SUMMARY

The premiums you pay, after deductions, are put into your Policy Account; these are called net premiums. Net premiums that are put into your Policy Account are allocated at your direction to one or more investment funds of our SA or to our GIA.

The investment funds of our SA invest in securities and other investments whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment results.

Our GIA earns interest at rates we declare. The principal, after deductions, is guaranteed.

If death benefit Option A is in effect, the death benefit is the base policy face amount; the amount of the death benefit is fixed except when it is a percentage of your Policy Account. If death benefit Option B is in effect, the death benefit is the base policy face amount plus the amount in your Policy Account; the amount of the death benefit is variable. Under either option, the death benefit will never be less than a percentage of your Policy Account as stated in the “Base Policy Death Benefit” provision.

The Insurance Benefit of this policy is payable upon the death of the insured person while the policy is in force.

We take monthly deductions from your Policy Account to cover the cost of the benefits provided by this policy and the cost of any benefits provided by riders to this policy. If you give up this policy for its Net Cash Surrender Value or reduce the base policy face amount, we may deduct a surrender charge from your Policy Account.

This is only a summary of what this policy provides. You should read all of it carefully. Its terms govern your rights and our obligations.

ICC15-100	PAGE 2

TABLE OF CONTENTS

POLICY INFORMATION PAGES	Pages 3-4.4
Policy Information	Page 3
Additional Benefit Riders	Pages 3.1-3.4
Investment Options of Your Policy	Pages 3.5-3.7
Transfers Among Investment Options	Pages 3.8-3.9
Table of Maximum Deductions from Premium Payments	Page 4
Table of Maximum Monthly Deductions from Your Policy Account	Page 4.1
Table of Maximum Monthly Rates for Each $1,000 of Face Amount Increase That Exceeds the Previous Highest Face Amount	Page 4.1a
Table of Maximum Monthly Cost of Insurance Rates Per $1,000 of Base Policy Net Amount at Risk	Page 4.2
Table of Surrender Charges for the Initial Base Policy Face Amount	Page 4.3
Table of Percentages	Page 4.4

THOSE WHO BENEFIT FROM THIS POLICY	Page 5
Owner; Beneficiary; Changing the Owner or Beneficiary; Assignment

THE INSURANCE BENEFIT WE PAY	Page 5
Interest on the Insurance Benefit We Pay; Base Policy Death Benefit; Coverage Upon Reaching Attained Age 121

THE PREMIUMS YOU PAY	Page 7
Limits

ALLOCATIONS TO YOUR INVESTMENT OPTIONS	Page 7

YOUR POLICY ACCOUNT AND HOW IT WORKS	Page 7
Monthly Deductions

CHANGING THE FACE AMOUNT OF THE BASE POLICY OR CHANGING THE DEATH BENEFIT OPTION	Page 8

THE CASH SURRENDER VALUE OF THIS POLICY	Page 9
Cash Surrender Value; Net Cash Surrender Value; Surrender Charges; Partial Net Cash Surrender Value Withdrawal

HOW A LOAN CAN BE MADE	Page 11
Policy Loans; Carry Over Loans; Loan Value; Loan Interest; Loan Repayment

GRACE PERIOD AND RESTORING YOUR POLICY BENEFITS	Page 12

OTHER IMPORTANT INFORMATION	Page 13
Annual Report; How Benefits Are Paid; Your Contract with Us; Policy Changes –Applicable Tax Law; Changes in Policy Cost Factors; Incontestability; Fraud Exception; Misstatement of Age or Sex; Suicide Exclusion; How We Measure Policy Periods and Anniversaries; How, When and What We May Defer; The Basis We Use For Computation; Change in Risk Classification; Policy Illustrations; Conformity With Interstate Insurance Product Regulation Commission Standards

ICC15-100	PAGE 2.1

LIST OF STATE INSURANCE DEPARTMENTS

Alabama Department of Insurance 201 Monroe Street, Suite 502 P. O. Box 303351 Montgomery, AL 36130-3351 Tel. 334-269-3550 Fax: 334-241-4192	Alaska Division of Insurance 550 West 7th Avenue, Suite 1560 Anchorage, Alaska 99501-3567 Tel: 907-269-7900 Fax: 907-269-7910	Arkansas Insurance Department 1200 West Third Street Little Rock, Arkansas 72201-1904 Tel. 501-371-2600 Fax. 501-371-2618

Arizona Department of Insurance 2910 North 44th Street, Suite 210 Phoenix, Arizona 85018-7269 Tel. 602-364-2499 Fax 602-364-2505	Colorado Division of Insurance 1560 Broadway, Suite 850 Denver, Colorado 80202 Tel. 303-894-7499 Fax 303-894-7455	Georgia Department of Insurance 2 Martin Luther King, Jr. Drive West Tower, Suite 704 Atlanta, Georgia 30334 Tel. 404-656-2056 Fax 404-656-4688

Hawaii Insurance Division Dept. of Commerce & Consumer Affairs P.O. Box 3614 Honolulu, Hawaii 96811-3614 Tel. 808-586-2790 Fax 808-586-2806	Idaho Department of Insurance 700 West State Street, 3rd Floor P.O. Box 83720 Boise, Idaho 83720-0043 Tel: 208-334-4250 Fax: 208-334-4398	Illinois Department of Insurance 320 West Washington Street Springfield, Illinois 67267-0001 Tel. 217-782-4515 Fax. 217-782-5020

Indiana Department of Insurance 311 W. Washington Street, Suite 300 Indianapolis, Indiana 46204-2787 Tel. 317-232-2385 Fax 317-232-5251	State of Iowa Division of Insurance Two Ruan Center 601 Locust, 4th Floor Des Moines, Iowa 50319-3738 Tel. 515-281-5705 Fax 515-281-3059	Kansas Department of Insurance 420 S.W. 9th Street Topeka, Kansas 66612-1678 Tel. 785-296-3071 Fax 785-296-7805

Kentucky Office of Insurance P.O. Box 517 Frankfort, Kentucky 40602-0517 Tel. 502-564-3630 Fax 502-564-1453	Louisiana Department of Insurance 1702 North 3rd Street P.O. Box 94214 Baton Rouge, Louisiana 70802 Tel. 800-259-5300 Fax. 225-342-7401	Maine Bureau of Insurance 34 State House Station Augusta, Maine 04333-0034 Tel. 207-624-8475 Fax 207-624-8599

Maryland Insurance Administration 200 St. Paul Place, Suite 2700 Baltimore, Maryland 21202-2272 Tel. 410-468-2090 Fax 410-468-2020	Commonwealth of Massachusetts Divisions of Insurance Department of Banking and Insurance 1000 Washington Street, 8th Floor Boston, Massachusetts 02118-2218 Tel. 617-521-7794 Fax 617-521-7575	Michigan Dept. of Insurance and Financial Services P.O. Box 30220 Lansing, Michigan 48909-7720 Tel. 877-999-6442 Fax 517-284-8837

Minnesota Department of Commerce 85 7th Place East, Suite 500 St. Paul, Minnesota 55101-2198 Tel. 651-539-1500 Fax 651-539-1550	Mississippi Insurance Department 1001 Woolfolk State Office Bldg. 501 North West Street Jackson, Mississippi 39205 Tel. 800-562-2957 Fax 601-359-1077	Missouri Department of Insurance Financial Institutes and Professional Registration P. O. Box 690 Jefferson City, Missouri 65102-0690 Tel. 573-751-3365 Fax 573-751-1165

ICC15-100	PAGE 2.2

Montana Office of the Commissioner Securities and Insurance 840 Helena Avenue Helena, Montana 59601 Tel. 406-444-2040 Fax 406-444-3497	Nebraska Department of Insurance P.O. Box Lincoln, Nebraska 68501-2089 Tel. 402-471-2201 Fax 402-471-4610	Nevada Division of Insurance 1818 E. College Parkway, Suite 103 Carson City, Nevada 89706 Tel. 775-687-0700 Fax 775-687-0787

New Hampshire Department of Insurance 21 Fruit Street, Suite 14 Concord, New Hampshire 03301 Tel. 603-271-2261 Fax 603-271-1406	New Jersey Department of Banking and Insurance P. O. Box 325 Trenton, New Jersey 08625 Tel. 609-292-7272 Fax 609-777-0508	New Mexico Office of Superintendent of Insurance P.O. Box 1689 1120 Paseo de Peralta Santa Fe, New Mexico 87504-1689 Tel. 505-827-4601 Fax 505-827-4734

North Carolina Dept. of Insurance Dobbs Building 430 N. Salisbury Street 1201 Mail Service Center Raleigh, North Carolina 27699-1201 Tel. 919-733-2032 Fax 919-733-0085	Ohio Department of Insurance 50 W. Town Street Third Floor – Suite 300 Columbus, Ohio 43215-1067 Tel. 614-644-2658 Fax 614-644-3743	Oklahoma Insurance Department P.O. Box 53408 Oklahoma City, Oklahoma 73107 Tel. 405-521-2828 Fax 405-521-6635

Oregon Insurance Division Consumer Advocacy Unit P. O. Box 14480 Salem, Oregon 97309-0405 Tel. 503-947-7984	Pennsylvania Insurance Department 1326 Strawberry Square, 13th Floor Harrisburg, Pennsylvania 17120 Tel. 717-787-2317 Fax 717-787-8585	Rhode Island Insurance Division Department of Business Regulation 1511 Pontiac Avenue, Building 69-2 Cranston, Rhode Island 02920 Tel. 401-462-9520 Fax 401-462-9602

South Carolina Department of Insurance P.O. Box 100105 Columbia, South Carolina 29072 Tel. 803-737-6180 Fax 803-737-6231	Tennessee Dept. of Commerce & Ins. Davy Crockett Tower, Fifth Floor 500 James Robertson Parkway Nashville, Tennessee 37243-0565 Tel. 615-741-2241 Fax 615-532-6934	Texas Department of Insurance P.O. Box 149104 Austin, Texas 78714-9104 Tel. 800-252-3439 Fax 512-490-1003

Utah Department of Insurance 3110 State Office Building P.O. Box 146901 Salt Lake City, Utah 84114-6901 Tel. 801-538-3800 Fax 801-538-3829	Vermont Department. of Banking, Insurance, Securities & Health Care Administration Division of Insurance 89 Main Street, Drawer 20 Montpelier, Vermont 05620-3101 Tel. 802-828-3301 Fax 802-828-3306	Commonwealth of Virginia Bureau of Insurance P.O. Box 1157 Richmond, Virginia 23218 Tel. 804-371-9741 Fax 804-371-9873

Washington State Office of the Insurance Commissioner P.O. Box 40255 Olympia, Washington 98504-0256 Tel. 304-558-3354 Fax 305-558-0412	West Virginia Department of Insurance P.O. Box 50540 Charleston, West Virginia 25305-0540 Tel. 304-558-3354 Fax 304-558-0412	Wisconsin Department of Insurance P.O. Box 7873 Madison, Wisconsin 53707-7873 Tel. 608-266-3585 Fax 608-266-9935

Wyoming Department of Insurance 106 East 6th Avenue Cheyenne, Wyoming 82002-0440 Tel. 307-777-7401 Fax 307-777-2446

ICC15-100	PAGE 2.2

POLICY INFORMATION

INSURED PERSON	1[RICHARD ROE]

POLICY OWNER	1[RICHARD ROE]

FACE AMOUNT OF BASE POLICY	1[$100,000]

DEATH BENEFIT	1[OPTION A]		SEPARATE ACCOUNT 1a[FP]

POLICY NUMBER	1[XX XXX XXX]		ISSUE AGE 1[35]

BENEFICIARY	1[MARGARET ROE]		SEX 1[MALE]

REGISTER DATE	1[JUNE 1, 2019]	RATING CLASS:	1[STANDARD NON-TOBACCO USER]

DATE OF ISSUE	1[JUNE 1, 2019]

The life insurance qualification test is the 2[Guideline Premium Test].

The minimum base policy face amount is 3[$100,000.] As more fully described later in this policy, you may request starting in the: (a) 4[second] policy year, an increase in the base policy face amount; and (b) 5[third] policy year, a reduction in the base policy face amount. We will not permit a requested increase or reduction in the base policy face amount unless it is at least 6[$10,000.]

We will not permit a requested base policy face amount increase if the insured person has reached an attained age higher than 7[85]. This maximum age is based on the current rating class of the insured person and may vary based on the rating class at the time of the increase.

As more fully described later in this policy, you may request starting in the: (a) 8[third] policy year, a change from death benefit Option A to death benefit Option B; and (b) 9[sixth] policy year, a change from death benefit Option B to death benefit Option A.

A minimum initial premium payment of 10[$116.22] is due on or before delivery of the policy. Each premium payment thereafter must be at least 11[$50.00].

The planned periodic premium of 12[$200.00] is payable 13[quarterly].

The Guaranteed Minimum Interest Rate we credit to the portion of your Policy Account in our GIA is 1.5% per year.

The minimum loan amount is 14[$500].

Starting in the 15[second] policy year, you may request a partial withdrawal. The minimum partial withdrawal amount is 16[$500].

The maximum additional policy illustration charge is 17[$35].

18 [The planned periodic premium shown above may not be sufficient to continue the policy and life insurance coverage in force. The period for which the policy and coverage will continue in force will depend on changes in: (1) the amount, timing and frequency of premium payments; (2) the face amount and the death benefit option; (3) the interest rates credited to our GIA and the investment performance of the investment funds of our SA including the VIO Holding Account; (4) the rate of return applied to any Segment Account at Segment Maturity, and any Market Value Adjustment associated with a loan, monthly deduction, or other distribution prior to Segment Maturity; (5) the monthly deductions from your Policy Account for this policy and any benefits provided by riders to this policy; (6) deductions from premium payments; (7) the VIO Growth Cap Rates and Segment Loss Absorption Threshold Rates; and (8) loan and partial withdrawal activity.]

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POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

ADDITIONAL BENEFIT RIDERS

The Additional Benefit Riders listed below are included in this policy:

No Lapse Guarantee Rider:

No Lapse Guarantee Period: 1[15] years from the Register Date

No Lapse Guarantee Accumulation Rate: 2[0%] per year

See next page for the Table of Guarantee Premiums.

This policy is guaranteed not to lapse during the No Lapse Guarantee Period, subject to the provisions of the No Lapse Guarantee Rider that is part of this policy. See the No Lapse Guarantee Rider for further details.

ICC19-15-100-3	Page 3.1	VUL Optimizer

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

ADDITIONAL BENEFIT RIDERS

TABLE OF GUARANTEE PREMIUMS

BENEFITS	MONTHLY PREMIUM	PREMIUM PERIOD
No Lapse Guarantee	1[$74.55]	2[15] Years

You can, within limits, make premium payments at any time and in any amount. However, the monthly premiums shown above are used to determine whether the No Lapse Guarantee will prevent the policy from going into default as described in the No Lapse Guarantee Rider.

If the Net Policy Account Value at the termination of the No Lapse Guarantee period is not sufficient to cover total monthly deductions due at that time, this policy will terminate without value unless an additional payment is made.

ICC19-15-100-3	Page 3.2	VUL Optimizer

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

ADDITIONAL BENEFIT RIDERS

The Additional Benefit Riders listed below are included in this policy:

Variable Indexed Option Rider (with a 1[-25%] Segment Loss Absorption Threshold Rate)	1a[Separate Account 67]

Variable Index Benefit Charge:	2[.75% of the amount to be transferred from the VIO Holding Account into a new Segment on a Segment Start Date]

Segment Start Date:	3[The 3rd Friday of each calendar month]

Segment Maturity Date:	4[The 3rd Friday of the same calendar month as the calendar month of the Segment Start Date, in the calendar year next following the calendar year of the Segment Start Date]

Guaranteed Participation Rate:	5[100%]

Guaranteed Minimum Growth Cap Rate:	6[6%]

Segment Loss Absorption Threshold Rate:	7[-25%]

Maximum difference between the annual interest rate we credit and the annual loan interest rate we charge on the amount of any loan deducted from a VIO Segment:	8[5%]

VIO Holding Account:	9[EQ/Money Market Variable Investment Fund – Separate Account FP]

Investment fund if we restrict future allocations to the VIO:	10[EQ/Money Market Variable Investment Fund – Separate Account FP]

ICC19-15-100-3	Page 3.3	VUL Optimizer

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

ADDITIONAL BENEFIT RIDERS

HOW THE VARIABLE INDEXED OPTION RIDER

RELATES TO OTHER RIDERS OR ENDORSEMENTS ON YOUR POLICY

1[LOAN EXTENSION ENDORSEMENT

If the Loan Extension Endorsement is in effect, and any Segments are in effect, the Segment Values will be used in place of the Segment Accounts in the calculation of your Net Policy Account Value in determining whether the policy will go onto loan extension. If loan extension goes into effect, any remaining Segments will be terminated on the effective date of loan extension with corresponding Market Value Adjustments, and the Segment Values will be transferred to the unloaned portion of our GIA, as described in the Loan Extension Endorsement.]

2[ACCELERATED DEATH BENEFIT RIDER (for terminal illness)

The third paragraph of the “Effect of Accelerated Death Benefit Payment on the Policy” provision of the Accelerated Death Benefit Rider is replaced by the following:

Additionally, if your policy is a variable life policy, the portion of the Cash Surrender Value that is equal to the specified percentage of the lien and is allocated to your values in the investment funds of the Separate Account (SA) under the base policy and the Variable Indexed Option will be transferred to and maintained as part of the unloaned portion of the Guaranteed Interest Account (GIA). You may tell us how much of the accelerated payment is to be transferred from your value in each investment fund of our SA under the base policy and your value in the Variable Indexed Option. Units will be redeemed from each investment fund of our SA under the base policy sufficient to cover the amount of the accelerated payment that is allocated to it and transferred to the unloaned portion of the GIA. Any portion of the payment allocated to the Variable Indexed Option based on your instructions will be deducted from any value in the VIO Holding Account and the individual Segments on a pro-rata basis, based on any value in the VIO Holding Account and the current Segment Value of each Segment, and transferred to the unloaned portion of the GIA. Any portion of the payment allocated to an individual Segment will cause a corresponding Segment Market Value Adjustment of the Segment Account. If you do

not tell us how to allocate the payment, or if we cannot allocate it based on your directions, we will allocate it based on our rules then in effect.]

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POLICY INFORMATION CONTINUED—POLICY NUMBER [XX XXX XXX]

THE INVESTMENT OPTIONS OF YOUR POLICY

The amounts put into your Policy Account and deductions from it are allocated to the following investment options at your direction: (1) the investment funds of our Separate Account (SA) and (2) the unloaned portion of our Guaranteed Interest Account (GIA); see the “Allocations to Your Investment Options” provision of this policy.

At any time the amount in your Policy Account is equal to the sum of the amounts you then have in the investment funds of our SA and in our GIA. Your Net Policy Account Value is equal to the amount in your Policy Account minus any outstanding policy loan and accrued loan interest.

Our GIA

Amounts held in our GIA become part of the assets of our General Account.

Your Value in Our GIA. The value you have in our GIA at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it. 1[We will credit the amount in our GIA with interest at rates we determine. We will determine such interest rates periodically in advance for unloaned and loaned amounts in our GIA.

The rates may be different for unloaned and loaned amounts. Any change in the interest rates we determine will be as described in the “Changes in Policy Cost Factors” provision of this policy. Such interest rates will not be less than the Guaranteed Minimum Interest Rate shown on Page 3 of this policy. Once interest above the Guaranteed Minimum Interest Rate is credited, it is non-forfeitable, except indirectly due to any surrender charges incurred.

Interest accrues and is credited on unloaned amounts in our GIA daily. However, we will credit interest on any portion of the initial net premium allocated to our GIA from the Register Date if it is later than the date of receipt provided the initial premium is at least equal to the minimum initial premium shown on Page 3 of this policy. We credit interest on the loaned portion of our GIA daily. The interest rate we credit to the loaned portion of our GIA will be at an annual rate up to 1a[1%] less than the loan interest rate we charge.] In no event will we credit less than the Guaranteed Minimum Interest Rate.

On each policy anniversary, and at any time you repay all of a policy loan, we allocate the interest that has been credited to the loaned portion of our GIA to the investment funds of our SA and the unloaned portion of our GIA in accordance with your premium allocation percentages.

Our SA

We established, and we maintain our SA under the laws of New York. Realized and unrealized gains and losses from the assets of our SA are credited to or charged against it without regard to our other income, gains, or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts. The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment fund in excess of the reserves and other liabilities with respect to that fund to another investment fund or to our General Account.

Investment Funds of Our SA. Our SA consists of investment funds. Each fund may: (1) invest its assets in a separate class of shares of a designated investment company, or companies, or (2) make direct investments in securities. The investment funds of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is attached to this policy. We may from time to time make other investment funds available to you, or we may create a new SA. We will provide you with written notice of all material details including investment objectives and all charges.

ICC19-15-100-3	Page 3.5	VUL Optimizer

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

THE INVESTMENT OPTIONS OF YOUR POLICY

Our SA (continued)

Your Value in the Investment Funds of Our SA. The amount you have in an investment fund of our SA under this policy at any time is equal to the number of units this policy then has in that fund multiplied by the fund’s unit value at that time.

Amounts allocated, transferred or added to an investment fund of our SA are used to purchase units of that fund; units are redeemed when amounts are deducted, loaned, transferred or withdrawn. These transactions are called policy transactions. The number of units a policy has in an investment fund at any time is equal to the number of units purchased minus the number of units redeemed in that fund to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the fund’s unit value on the date of the policy transaction.

Policy transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the investment funds of our SA at the end of each business day. Generally, a business day is any day the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.

The unit value of an investment fund of our SA on any business day is equal to the unit value for that fund on the immediately preceding business day multiplied by the net investment factor for that fund on that business day.

The net investment factor for an investment fund of our SA on any business day is (a) divided by (b), minus (c), where:

(a)

is the net asset value of the shares in designated investment companies that belong to the investment fund at the close of business on such business day before any policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b)	is the value of the assets in that investment fund at the close of business on the immediately preceding business day after all policy transactions were made for that day; and

(c)	is any charge for that day for taxes, amounts set aside as a reserve for taxes, or any operating expenses of our SA (including, without limitation, SEC registration fees and auditing fees).

The net asset value of an investment company’s shares held in each investment fund will be the value reported to us by that investment company.

1[Investment Expense Reduction

We will apply an Expense Reduction to the investment funds in the calculation of the daily unit values of each investment fund of our SA. The Expense Reduction for each investment fund will be determined based upon the net total annual portfolio operating expense of each investment fund’s corresponding portfolio, in the manner summarized in the table below.

For purposes of determining the Expense Reduction for each investment fund, we will use the net total annual portfolio operating expense of each investment fund’s corresponding portfolio (1) as shown in the portfolio prospectuses dated on or about 2[May 1st ] of each calendar year for existing portfolios which are already effective as of that date; or (2) as shown in the initial effective portfolio prospectuses for new portfolios that become effective after that date; whichever is applicable.

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POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

THE INVESTMENT OPTIONS OF YOUR POLICY

Our SA (continued)

The minimum annual Expense Reduction for each investment fund is 3[0.15%]; however, in no event will the annual Expense Reduction for each investment fund exceed the net total annual portfolio operating expenses of each investment fund’s corresponding portfolio as of the date each unit value is calculated.

Net Total Annual Portfolio Operating Expense (before Investment Expense Reduction)	Annual Investment Expense Reduction
7[[Less than 4[0.80%]	8[Annual Investment Expense Reduction will be the amount equal to the greater of 3[0.15%] and any excess of the net total annual portfolio operating expense over 5[0.40%]. However, in no event will the annual Investment Expense Reduction exceed the net total annual portfolio operating expenses.]]

4[0.80%] through 6[1.15%]	8[Annual Investment Expense Reduction will be the amount equal to the greater of 3[0.15%] and any excess of the net total annual portfolio operating expense over 4[0.80%]].

Greater than 6[1.15%]	Annual Investment Expense Reduction will equal 3[0.15%]].

Changes to Our SA. We may: (1) change or add designated investment companies; (2) add or remove investment funds; (3) withdraw assets of a class of policies to which this policy belongs from an investment fund and put them in another investment fund; and (4) combine any two or more investment funds.

The term investment fund in this policy will then refer to any other investment fund in which the assets of a class of policies to which this policy belongs were placed.

We also may:

1.	register or deregister any SA available under this policy under the Investment Company Act of 1940;

2.	run any SA available under this policy under the direction of a committee, and discharge such committee at any time;

3.	restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to any SA available under this policy; and

4.

operate any SA available under this policy, or one or more of its investment funds, by making direct investments or in any other form. If we do so, we may invest the assets of such SA, or one or more of the investment funds, in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of an investment fund of any SA available under this policy will not be changed by us unless approved by the Superintendent of Insurance of New York or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval will be on file with the insurance supervisory official of the jurisdiction in which this policy is delivered.

If any of these changes result in a material change in the underlying investments of an investment fund of our SA, we will notify you of such change, as required by law. If you have value in that investment fund we will, if you wish, transfer it at your written direction from that fund to another fund(s) of our SA or to our GIA, and you may then change your premium and deduction allocation percentages. There will be no charge for such a transfer.

ICC19-15-100-3	Page 3.7	VUL Optimizer

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TRANSFERS AMONG INVESTMENT OPTIONS

1[There are two types of transfers under this policy as described below: (1) transfers by written request and (2) automatic transfers:]

Transfers by Written Request

Transfer requests in writing must be sent to us by U.S. mail unless we accept an alternative form of communication (such as Internet or facsimile). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the policy prospectus, prospectus supplements or other notifications, as mailed to your last known address on our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you are using such services for market timing or other trading strategies that may disrupt operation of an investment fund of our SA or have a detrimental effect on the unit value of any investment fund of our SA.

We may:

2[1.limit transfers among or to the investment funds of our SA to no more than once every 30 days;

2.	require a minimum time period between each transfer into or out of one or more specified investment funds of our SA;

3.	establish a maximum dollar amount that may be transferred by an owner on any transaction date among investment funds of our SA;

4.	reject transfer requests from a person acting on behalf of multiple policy owners unless pursuant to a trading authorization agreement that we have accepted;

5.

restrict or prohibit transfers in connection with the execution of instructions from an investment fund of our SA to restrict or prohibit purchases or redemptions of fund shares or to collect a redemption fee on transfers involving fund shares;

6.

impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of an investment fund of our SA or may have a detrimental effect on the unit value of any investment fund of our SA or determine that you have engaged in any such strategy.]

At your written request, we will transfer amounts from your value in any investment fund of our SA to one or more other funds of our SA or to the unloaned value of our GIA. Any such transfer will take effect on the date we receive your written request. 3[However, after the first 3a[two policy years] and if the insured person is less than attained age 3b[65], and provided that the interest rate that we are then crediting to the unloaned portion of our GIA is only the Guaranteed Minimum Interest Rate shown on Page 3 of this policy, we may limit the sum of all requested transfers to the unloaned value of our GIA to the greater of (a) 3c[$500.00] and (b) 3d[25%] of the total amount in the variable investment options at the beginning of the policy year. If, during a policy year, this limit becomes effective and you have already transferred to the unloaned value of our GIA an amount greater than or equal to this limit, no additional requested transfers to the unloaned value of our GIA will be permitted for the remainder of that policy year. For purposes of determining the amount that may be transferred, we will not include any Charge Reserve Amount that is then part of the unloaned value in our GIA. You will be given advance written notice if we implement this rule.]

ICC19-15-100-3	Page 3.8	VUL Optimizer

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TRANSFERS AMONG INVESTMENT OPTIONS

Transfers by Written Request (continued)

Once during each policy year, you may ask us, by written request, to transfer an amount you specify from your unloaned value in our GIA to one or more investment funds of our SA. We must receive your request within a period beginning 1[30 days prior to the policy anniversary and ending 60 days after the policy anniversary]. A transfer request received (1) up to 2[30 days prior to the policy anniversary] will become effective on the policy anniversary; and (2) on or within 3[60 days after the policy anniversary] will become effective on the date the request is received by us. The maximum amount that you may transfer in any policy year is the greatest of (a) 4[$500.00], (b) 5[25%] of the unloaned value in the GIA on the transfer effective date and (c) 6[the amount transferred from the unloaned value in our GIA in the immediately preceding policy year, if any]. In no event will we transfer more than your unloaned value in our GIA.

The minimum amount that we will transfer: (a) from your value in an investment fund of our SA on any date is the lesser of 7[$500.00] and your value in that investment fund on that date; and (b) from your value in our GIA on any date is the lesser of 8[$500.00] and your unloaned value in our GIA on that date. However, we will waive these minimum transfer amount limitations for an investment fund of our SA or our GIA if the total amount being transferred on that date is at least 9[$500.00].

We may charge up to 10[$25.00] for each transfer of amounts among your investment options. The transfer charge, if any, is deducted from the amounts transferred from the investment funds of our SA and our GIA based on the proportion that the amount transferred from each investment fund of our SA and our GIA bears to the total amount being transferred.

If you ask us to transfer the entire amount of your value in the investment funds of our SA to our GIA, we will not deduct a charge for that transfer.

11[Automatic Transfers

You may elect in your application for this policy to make automatic transfers of amounts from the 11a[EQ/Money Market variable investment fund] into one or more other investment funds of our SA. The initial minimum amount allocated to the 11a[EQ/Money Market variable investment fund] must be at least 11b[$5,000.00] to exercise automatic monthly transfers. Each monthly transfer must be at least 11c[$50.00]. The automatic transfer will take effect on the 11d[first day of the second policy month] and will continue until the amount in the 11a[EQ/Money Market variable investment fund] is depleted.

You may change your automatic transfer instructions at any time by written notice to us and by completing an application for the change. Any change to your automatic transfer instructions will take effect on the 11e[first day of the next policy month.]

11f[Automatic transfers will terminate if any Loan Extension Endorsement is in effect under this policy.]]

ICC19-15-100-3	Page 3.9	VUL Optimizer

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF MAXIMUM DEDUCTIONS FROM PREMIUM PAYMENTS

Premium Charge:

We deduct an amount not to exceed 1[6%] from each premium payment.

FOR INFORMATION OR TO MAKE A COMPLAINT

ADMINISTRATIVE OFFICE:

MONY LIFE INSURANCE COMPANY OF AMERICA

2[LIFE OPERATIONS

8501 IBM DRIVE, SUITE 150

CHARLOTTE, NC 28262

(800) 777-6510

www.axa.com]

We will notify you of any change in our address. We will not consider any correspondence you send to us as having been received until it is recorded at our Administrative Office.

Contact for Contract State. Please use the contact information on the attached listing if you need to contact the state insurance department where your policy was purchased.

ICC19-15-100-4	Page 4	VUL Optimizer

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF MAXIMUM MONTHLY DEDUCTIONS FROM YOUR POLICY ACCOUNT

PERIOD

Base Policy Cost of Insurance Charge	Maximum monthly cost of insurance rate for the base policy (see Page 4.2) times thousands of base policy net amount at risk.	1[86] Years

Variable Index Segment Account Charge	An amount not to exceed 2[0.1375%] each policy month of each Segment Account while any Segment is in effect.	All Years

Mortality and Expense Risk Charge	An amount not to exceed 3[0.08333%] each policy month during the first 4[ten] policy years, and thereafter an amount not to exceed 3a[0.04166%] each policy month of the amount of your Policy Account that is then allocated to the investment funds of our Separate Account, including the VIO Holding Account and VIO Segment Accounts.	All Years

Administrative Charge	Each policy month during the first policy year: an amount not to exceed 5[$0.14] for each $1,000 of Initial Base Policy Face Amount plus an amount not to exceed 6[$15.00].	1 Year

	Each policy month during the second and subsequent policy years: an amount not to exceed 7[$0.14] for each $1,000 of initial base policy face amount plus an amount not to exceed 8[$10.00].	1[85] Years

	Each policy year following an approved requested face amount increase, we deduct at the beginning of each policy month a fixed amount for each $1,000 of face amount increase that exceeds the previous highest face amount. This amount is determined based on the attained age of the insured person on the effective date of the increase as shown in the table on Page 4.1a. Changes in the base policy face amount resulting from a change in death benefit option will not be considered in computing the previous highest face amount.	To attained age 121 as measured from the effective date of increase, if applicable

No Lapse Guarantee Rider	None	None

ICC19-15-100-4	Page 4.1	VUL Optimizer

POLICY INFORMATION CONTINUED—POLICY NUMBER [XX XXX XXX]

TABLE OF MAXIMUM MONTHLY RATES FOR EACH $1,000 OF FACE AMOUNT INCREASE THAT

EXCEEDS THE PREVIOUS HIGHEST FACE AMOUNT

INSURED PERSON’S ATTAINED AGE	RATE PER $1,000	INSURED PERSON’S ATTAINED AGE	RATE PER $1,000
1[0-26	0.11	49	0.27
27-29	0.12	50-51	0.28
30-33	0.13	52	0.29
34-35	0.14	53	0.30
36	0.15	54	0.31
37	0.16	55	0.32
38	0.17	56	0.33
39	0.18	57	0.34
40-41	0.19	58	0.35
42	0.20	59	0.36
43	0.21	60	0.37
44	0.22	61	0.38
45	0.23	62	0.39
46	0.24	63	0.40
47	0.25	64	0.41
48	0.26	65-85	0.42]

ICC19-15-100-4	Page 4.1a	VUL Optimizer

POLICY INFORMATION CONTINUED – POLICY NUMBER [XX XXX XXX]

TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES

PER $1,000 OF BASE POLICY NET AMOUNT AT RISK

INSURED PERSON’S ATTAINED AGE	RATE	INSURED PERSON’S ATTAINED AGE	RATE	INSURED PERSON’S ATTAINED AGE	RATE
1[35	0.07500	65	0.66500	95	22.97500
36	0.08750	66	0.73667	96	25.04667
37	0.09833	67	0.81333	97	27.30667
38	0.10833	68	0.89833	98	29.83083
39	0.11417	69	0.99417	99	32.58167

40	0.11917	70	1.10750	100	35.52000
41	0.12583	71	1.24167	101	38.34167
42	0.13417	72	1.40167	102	41.25000
43	0.14167	73	1.58917	103	44.19500
44	0.14917	74	1.80333	104	47.11917

45	0.15250	75	2.04250	105	49.95833
46	0.15917	76	2.30500	106	52.64583
47	0.16417	77	2.59583	107	56.64917
48	0.17083	78	2.91750	108	61.08083
49	0.17833	79	3.28667	109	66.01917

50	0.18750	80	3.71417	110	71.55333
51	0.20167	81	4.21750	111	77.81083
52	0.21917	82	4.78417	112	83.33250
53	0.24000	83	5.44833	113	83.33250
54	0.26167	84	6.22417	114	83.33250

55	0.28333	85	7.13500	115	83.33250
56	0.30333	86	8.20000	116	83.33250
57	0.32250	87	9.44250	117	83.33250
58	0.34250	88	10.86833	118	83.33250
59	0.36583	89	12.44083	119	83.33250

60	0.39583	90	14.14833	120	83.33250
61	0.43500	91	15.93750	121 AND ABOVE	00.00000]
62	0.48333	92	17.76333
63	0.53750	93	19.60583
64	0.59917	94	21.37083

ICC19-15-100-4	Page 4.2	VUL Optimizer

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF SURRENDER CHARGES

FOR THE INITIAL BASE POLICY FACE AMOUNT

BEGINNING OF POLICY YEAR	CHARGE	BEGINNING OF POLICY YEAR	CHARGE
1[1	$1,595.17	6	$1,012.15
2	1,582.07	7	798.24
3	1,525.42	8	589.08
4	1,362.43	9	422.17
5	1,197.77	10	247.49
		11th year and later	000.00]

A surrender charge will be deducted from your Policy Account if this policy is given up for its Net Cash Surrender Value before the end of the surrender charge period. The surrender charge period for this policy is the first 2[ten] policy years. The surrender charge in the first policy month of each policy year is shown in the table above. The surrender charge declines in equal monthly amounts within each policy year until it reaches zero in the twelfth month of the final policy year for which a nonzero amount is shown.

This table assumes no face amount increases. An additional surrender charge may apply for certain face amount increases.

If the base policy face amount is reduced within the first 2[ten] policy years or within 2[ten] years following a face amount increase, a surrender charge will be deducted from your Policy Account.

See the “Surrender Charges” provision of this policy for a description of (1) changes to surrender charges for face amount increases and (2) surrender charges deducted for face amount reductions.

ICC19-15-100-4	Page 4.3	VUL Optimizer

POLICY INFORMATION CONTINUED — POLICY NUMBER [XX XXX XXX]

TABLE OF PERCENTAGES

INSURED PERSON’S ATTAINED AGE	PERCENTAGE	INSURED PERSON’S ATTAINED AGE	PERCENTAGE	INSURED PERSON’S ATTAINED AGE	PERCENTAGE
1[35	570.9%	55	290.2%	75	157.6%
36	551.2	56	280.8	76	153.7
37	532.5	57	271.7	77	149.9
38	514.6	58	263.0	78	146.3
39	497.4	59	254.5	79	142.9

40	480.9	60	246.3	80	139.7
41	464.9	61	238.5	81	136.6
42	449.4	62	230.9	82	133.7
43	434.5	63	223.7	83	131.0
44	420.1	64	216.8	84	128.4

45	406.2	65	210.2	85	126.0
46	392.8	66	203.8	86	123.8
47	379.7	67	197.7	87	121.8
48	367.1	68	191.9	88	119.9
49	354.9	69	186.3	89	118.2

50	343.1	70	180.9	90	116.7
51	331.7	71	175.8	91	115.3
52	320.7	72	170.9	92	114.0
53	310.1	73	166.3	93	112.8
54	299.9	74	161.8	94	111.6

				95	110.4
				96	109.0
				97	107.5
				98	105.7
				99	103.3
				100 AND ABOVE	101.0]

This policy is designed to satisfy the definition of life insurance for federal income tax purposes under Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the “Code”). Accordingly, even if this policy states otherwise, at no time will the death benefits under the policy be less than the cash surrender value of the policy, divided by the net single premium per dollar of insurance which would have to be paid at such time to fund such benefits consistent with the definition of such terms in the Code. At no time will the “death benefit” under the policy be less than the applicable percentage of the “cash surrender value” of the policy. In addition, we may take certain actions, described in the policy, to meet the definitions and limitations in the Code.

(NOTE: THIS IS THE POLICY INFORMATION PAGE THAT WILL BE GENERATED IF THE CASH VALUE ACCUMULATION TEST IS SELECTED AT ISSUE)

ICC19-15-100-4CVAT	Page 4.4	VUL Optimizer

Those Who Benefit from this Policy

Owner. Unless otherwise stated in the application, or later changed, the owner of this policy is the insured person. The owner can exercise all the rights of this policy while the insured person is living. If there are multiple owners, consent of all owners is required.

Beneficiary. The beneficiary is as stated in the application, unless later changed. The beneficiary is entitled to the Insurance Benefit of this policy. One or more beneficiaries for the Insurance Benefit can be named. If more than one beneficiary is named, they can be classified as primary or contingent.

The Insurance Benefit will be paid to the primary beneficiaries who survive the insured person. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Insurance Benefit equally, unless you have stated otherwise.

If there is no beneficiary living at the death of the insured person, we will pay the Insurance Benefit to the insured person’s surviving children in equal shares, unless you have stated otherwise. If none survive, we will pay the insured person’s estate.

Changing the Owner or Beneficiary. While the insured person is living, you may change the owner or beneficiary by written notice in a form satisfactory to us.

You can get such a form from your agent or by writing to us. If a beneficiary is designated irrevocable, any change will require the written consent of that beneficiary. The change will take effect on the date you sign the notice, unless otherwise specified by you, except that it will not apply to any payment we make or other action we take before we record the notice. We may restrict changes in ownership in order to satisfy applicable laws or regulations.

Assignment. You may assign this policy; however, we will not be bound by an assignment unless we have recorded it. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee. The assignment, unless otherwise specified by you, will take effect on the date you sign the assignment notice, except that it will not apply to any payment we make or other action we take before we record the notice. We may restrict assignments in order to satisfy applicable laws or regulations.

The Insurance Benefit We Pay

We will pay the Insurance Benefit of this policy to the beneficiary upon the death of the insured person when we receive: (1) proof that the insured person died while this policy was in force; (2) proof of interest of the claimant; and (3) all other requirements we deem necessary. The Insurance Benefit includes the following amounts, which we will determine as of the date of death of the insured person:

•	the death benefit described in the “Base Policy Death Benefit” provision;

•	plus any other benefits then due from riders to this policy, which are payable to the base policy beneficiary;

•	minus any policy loan and accrued loan interest, or liens;

•

minus, if the insured person dies during a grace period, any overdue deductions from your Policy Account (however, if the insured person dies within the No Lapse Guarantee Period of a No Lapse Guarantee Rider in effect under this policy, the amount subtracted will not exceed the premium amount, if any, that would have been necessary to maintain the guarantee of such No Lapse Guarantee Rider in effect under this policy).

ICC15-100	PAGE 5

Interest on the Insurance Benefit We Pay. Interest on the resulting amount stated above shall accrue and be payable from the date of death. Interest shall accrue at a rate not less than the Two Year Treasury Constant Maturity Rate as published by the Federal Reserve. In determining the effective annual rate or rates, we will use the rate in effect on the date of death.

Interest shall accrue at the effective annual rate determined above, plus additional interest at a rate of 10% annually beginning with the date that is 31 calendar days from the latest of Items 1., 2. and 3.

1.	The date that due proof of death is received by us;

2.	The date the company receives sufficient information to determine its liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and

3.

The date that legal impediments to payment of proceeds that depend on the action of parties other than the company are resolved and sufficient evidence of the same is provided to the company. Legal impediments to payment include, but are not limited to (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors and administrators; and (c) the submission of information required to satisfy State and Federal reporting requirements.

Base Policy Death Benefit. The death benefit of this policy will be determined under either Option A or Option B, whichever you have chosen and is in effect on the date of death of the insured person.

Under Option A, the death benefit is the greater of: (a) the base policy face amount; and (b) a percentage of the amount in your Policy Account on the date of death of the insured person. Under this option, the death benefit amount is fixed, except when it is determined by such percentage.

Under Option B, the death benefit is the greater of: (a) the base policy face amount plus the amount in your Policy Account on the date of death of the insured person, and (b) a percentage of the amount in your Policy Account on the date of death of the insured person. Under this option, the death benefit amount is variable.

The percentage is from the “Table of Percentages” shown in the “Policy Information” section of this policy for the insured person’s age (nearest birthday) at the beginning of each policy year.

Coverage Upon Reaching Attained Age 121. If this policy is in force on the policy anniversary when the insured person reaches attained age 121 and is not then in default (see the “Grace Period” provision), it will remain in force subject to the policy loan provisions. The death benefit will continue to be determined as described in the “Base Policy Death Benefit” provision. No premium payments (except as needed to keep the policy from terminating), partial withdrawals, changes in face amount or changes in death benefit option will be permitted upon reaching attained age 121 of the insured person; policy loans, loan repayments and transfers may continue to be made. There will be no deductions for cost of insurance or administrative charges. Refer to the Table of Maximum Monthly Deductions from Your Policy Account in the “Policy Information” section of this policy for base policy and rider deductions that may continue after attained age 121 of the insured person.

There may be tax consequences to either surrendering the policy on or after the insured person’s age 121 or continuing the policy past age 121. A tax advisor should be consulted to determine which choice best meets your needs.

ICC15-100	PAGE 6

The Premiums You Pay

The minimum initial premium payment shown in the “Policy Information” section of this policy is due on or before delivery of this policy. No insurance will take effect before a premium at least equal to the minimum initial premium is paid. Other premiums may be paid at any time while this policy is in force and the age of the insured person is less than attained age 121. We will furnish you with a premium receipt, signed by one of our officers, upon request.

We will send premium notices to you for the planned periodic premium shown in the “Policy Information” section of this policy (this is the amount for which you asked us to bill you). You may skip planned periodic premium payments. However, this may adversely affect the duration of the death benefit and your policy’s values. We will assume that any payment you make to us is a premium payment, unless you tell us in writing that it is a loan repayment and except as described in the “Grace Period” provision of this policy.

If you stop paying premiums, insurance coverage will continue for as long as the Net Policy Account Value is sufficient to cover the total monthly deductions described in the “Monthly Deductions” provision, with a further extension of coverage as described in the “Grace Period” provision or in any No Lapse Guarantee Rider in effect under this policy.

Limits. Each premium payment after the initial one must be at least the amount shown on Page 3 of this policy. We may increase this minimum limit 90 days after we send you written notice of such increase. We may limit the amount of any premium payments you may make if they would immediately result in more than a dollar for dollar increase in the death benefit (which would happen if the death benefit is determined as a percentage of the Policy Account, as described in the “Base Policy Death Benefit” provision), unless you provide satisfactory evidence of insurability for the insured person and it would not cause this policy to lose its ability to be tested for federal income tax purposes under the 2001 Commissioners Standard Ordinary mortality tables.

We also may not accept premium payments or may return excess amounts that we believe would cause this policy to fail to qualify as life insurance under applicable tax law, unless premiums are necessary to continue coverage.

Allocations to Your Investment Options

You specified your initial premium allocation and deduction allocation percentages in your application for this policy. Unless you change them, these percentages will also apply to later premium and deduction allocations.

Your allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages and of the deduction allocation percentages must each equal 100.

You may change future allocation percentages by written notice to us. The change will take effect on the date we record it.

If we cannot make a monthly deduction on the basis of the deduction allocation percentages then in effect, we will make that deduction based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

Your Policy Account and How it Works

When we receive your premium payments, we deduct the premium charge described in the Table of Maximum Deductions from Premium Payments in the “Policy Information” section of this policy and any overdue monthly deductions. Generally, we put the balance (the net premium) into your Policy Account as of the business day we receive the premium payment and before any deductions from your Policy Account due on that business day are made. However, we will put the initial net premium payment into your Policy Account as of the Register Date if it is later than the date of receipt. No premiums will be applied to your Policy Account until the minimum initial premium payment, as shown in the “Policy Information” section of this policy, is received by us.

ICC15-100	PAGE 7

Monthly Deductions. At the beginning of each policy month we deduct from the Policy Account the charges described below. The deduction for any policy month is the sum of the following amounts determined as of the beginning of that month:

•	the monthly administrative charge;

•	the monthly mortality and expense risk charge;

•	the monthly cost of insurance; and

•	the monthly cost of any benefits provided by riders to this policy.

However, if you do not submit the full minimum initial premium with your application, and the minimum initial premium is paid upon delivery, your monthly charges will start as of the Register Date.

The monthly cost of insurance is the sum of (a) our current monthly cost of insurance rate times the net amount at risk at the start of the policy month divided by $1,000; plus (b) any flat extra charge shown in the “Policy Information” section of this policy. The net amount at risk at any time is the base policy death benefit (calculated as of that time) minus the amount in your Policy Account at that time, prior to the deduction of item (a) as specified above.

We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates will be based on a number of factors, as described in the “Changes in Policy Cost Factors” provision. The rates will never be more than those shown in the Table of Maximum Monthly Cost of Insurance Rates Per $1000 of Base Policy Net Amount at Risk in the “Policy Information” section of this policy.

Changing the Face Amount of the Base Policy or Changing the Death Benefit Option

You may ask for a change in the face amount of the base policy or a change in the death benefit option by writing to us, subject to the following:

1. Starting in the policy year shown on Page 3 of this policy and subject to the maximum age shown on Page 3 of this policy, you may ask us to increase the base policy face amount. Any requested increase must be for at least the amount shown on Page 3 of this policy. You must provide evidence satisfactory to us of the insurability of the insured person. We will decline your request if the insured person does not qualify for the increase subject to our underwriting rules then in effect. If you increase the base policy face amount, an additional surrender charge may apply to that increase.

2. Starting in the policy year shown on Page 3 of this policy and while the insured person is less than attained age 121, you may ask us to reduce the base policy face amount, but not to less than the minimum base policy face amount shown on Page 3 of this policy. Any such reduction in the base policy face amount may not be less than the amount shown on Page 3 of this policy. We will deduct a proportionate amount of any applicable surrender charge from your Policy Account if you reduce the base policy face amount, as specified in the “Surrender Charges” provision.

3. Starting in the policy years shown on Page 3 of this policy, you may ask for a change in death benefit options while the insured person is less than attained age 121. If you ask us to change from Option A to Option B, we will decrease the base policy face amount by the amount in your Policy Account on the date the change takes effect; however, we will not make a change that would reduce the base policy face amount to less than the minimum base policy face amount shown on Page 3 of this policy. If you ask us to change from Option B to Option A, we will increase the base policy face amount by the amount in your Policy Account on the date the change takes effect. Such decreases and increases in the base policy face amount are made so that the death benefit remains the same on the date the change takes effect.

ICC15-100	PAGE 8

4. The change will take effect at the start of the policy month that coincides with or next follows the date we approve your request. The insured person must be alive on that date.

5. We may decline to make any change that we believe would cause this policy to fail to qualify as life insurance under applicable tax law. We also may decline to make any change that may cause this policy to lose its ability to be tested for federal income tax purposes under the 2001 Commissioners Standard Ordinary mortality tables.

6. You may ask for a change by completing an application for change, which you can get from your agent or by writing to us. We will send you a copy of your application for change and a new “Policy Information” section. The new section and the application for change will become a part of this policy. We may require you to return this policy to us to make a policy change.

The Cash Surrender Value of This Policy

Cash Surrender Value. The Cash Surrender Value on any date is equal to the amount in your Policy Account on that date minus any applicable surrender charge.

Net Cash Surrender Value. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any outstanding policy loan and accrued loan interest. You may give up this policy for its Net Cash Surrender Value at any time while the insured person is living. You may do this by sending us a written request, which must include the following:

1.	A statement that you intend to surrender this policy;

2.	This policy, or if this policy has been lost, stolen or destroyed, then a statement to that effect;

3.	The name of the insured person and your name (if other than the insured person) and the address where proceeds should be mailed;

4.	Your signature and the signature of every collateral assignee or other person having an interest in the policy as shown on our records.

If this policy has a Cash Surrender Value and is being given up for its Net Cash Surrender Value, a completed withholding authorization must also be included with your written request. If this form is not provided to us with your written request for surrender, we will withhold income tax on the taxable portion of your distribution at the mandated federal and state tax rates. Withholding rules may also apply to other distributions under this policy.

We will compute the Net Cash Surrender Value as of the date we receive your completed request. All insurance coverage under this policy ends on the date we receive your request.

Surrender Charges. If you give up this policy for its Net Cash Surrender Value before the end of the surrender charge period shown in the “Policy Information” section of this policy, we will deduct a surrender charge from your Policy Account. A Table of Surrender Charges for the Initial Base Policy Face Amount is shown in the “Policy Information” section of this policy.

New surrender charges will apply to any increase in the base policy face amount that represents an increase over the previous highest base policy face amount. These charges will apply for the number of years in the surrender charge period shown in the “Policy Information” section of this policy starting from the effective date of the increase. Changes in the base policy face amount resulting from a change in death benefit option will not be considered in computing the previous highest face amount.

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We will also deduct a proportionate amount of any applicable surrender charge from your Policy Account if the base policy face amount is reduced: (1) before the end of the surrender charge period shown in the “Policy Information” section of this policy, and (2) within the number of years in the surrender charge period shown in the “Policy Information” section of this policy following a base policy face amount increase. Reductions will first be applied against the most recent increase in the base policy face amount. They will then be applied to prior increases in the base policy face amount in the reverse order in which such increases took place, and then to the original base policy face amount.

Assuming you have not previously changed the base policy face amount, a proportionate surrender charge will be determined by dividing the amount of the reduction in base policy face amount by the initial base policy face amount of insurance, and then multiplying that fraction by the surrender charge immediately before the reduction. The proportionate surrender charge will not exceed the unloaned Policy Account at the time of the reduction. If a proportionate surrender charge is made, the surrender charges shown in the “Policy Information” section of this policy will be reduced proportionately. We will not deduct a proportionate surrender charge if the reduction resulted from a change in death benefit option or from a partial withdrawal.

Any deductions for surrender charges will be made in accordance with the “Allocations to Your Investment Options” provision. We will send you a new “Policy Information” section in the event of an increase or reduction in the base policy face amount, which will include any new surrender charges. It will become a part of this policy. We may require you to return this policy to us to make the change.

Partial Net Cash Surrender Value Withdrawal. Starting in the policy year shown on Page 3 of this policy while this policy is in force and the age of the insured person is less than attained age 121, you may ask for a partial withdrawal by written request. Your request will be subject to our approval based on our rules in effect when we receive your request, and to the minimum withdrawal amount shown on Page 3 of this policy. We may decline a request for a partial withdrawal if we believe this would cause the policy to fail to qualify as life insurance under applicable tax law. We will decline a request for a partial withdrawal if this would cause a decrease in the base policy face amount to less than the minimum base policy face amount shown on Page 3 of this policy.

A partial withdrawal will result in a reduction in the Cash Surrender Value and in your Policy Account equal to the amount withdrawn, as well as a reduction in your death benefit. If the death benefit is Option A, and the death benefit minus the amount to be withdrawn is less than the base policy face amount, the base policy face amount will be reduced to the death benefit minus the amount to be withdrawn. If the death benefit is Option B, the base policy face amount will not be reduced. Under either death benefit option, the partial withdrawal will result in a reduction in your death benefit.

You may tell us how much of each partial withdrawal is to come from your unloaned value in our GIA and from your values in each of the investment funds of our SA. If you do not tell us, we will make the withdrawal on the basis of your deduction allocation percentages then in effect. If we cannot make the withdrawal as indicated above, we will make the withdrawal based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

A partial withdrawal and resulting reduction in policy values will take effect on the date we receive your written request. We will send you a new “Policy Information” section if a partial withdrawal results in a reduction in the face amount. It will become a part of this policy. We may require you to return this policy to us to make the change.

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How A Loan Can Be Made

Policy Loans. You can take a loan on this policy while it has a loan value. This policy will be the only security for the loan. The initial loan and each additional loan must be for at least the amount shown on Page 3 of this policy. Any amount on loan is part of your Policy Account. We refer to this as the loaned portion of your Policy Account.

Carry Over Loans. If this policy was issued based, in whole or part, upon an exchange of another life insurance policy, any existing loan transferred from the exchanged policy as approved by us, subject to our rules then in effect, will be put into the loaned portion of your Policy Account. For purposes of determining any premium charge as described in the Table of Maximum Deductions from Premium Payments in the “Policy Information” section of this policy, we will consider the transferred loan amount as premium received by us in consideration of issuing this policy. If a refund is made under the “Right to Examine Policy” provision, we will deduct any outstanding policy loan and accrued loan interest from that refund.

Loan Value. The loan value on any date before attained age 75 of the insured person is 90% of the Cash Surrender Value on that date, and 100% thereafter. The amount of any new loan you take may not be more than the loan value, less any existing loan and accrued loan interest. If you ask for an increase to an existing loan, the increase will be added to the existing loan and accrued loan interest.

Your request for a policy loan must be sent to us in writing. You may tell us how much of the requested loan is to be allocated to your unloaned value in our GIA and your value in each investment fund of our SA. Such values will be determined as of the date we receive your request. If you do not tell us, we will allocate the loan on the basis of your deduction allocation percentages then in effect. If we cannot allocate the loan on the basis of your direction or those percentages, we will allocate it based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

The loaned portion of your Policy Account will be maintained as a part of our GIA. Therefore, when a loaned amount is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the loan so allocated and transfer that amount to our GIA.

Loan Interest. Interest on a loan accrues daily at an adjustable loan interest rate we set at the start of each policy year, subject to the following paragraphs. It will apply to any new or outstanding loan under the policy during the policy year next following the date of determination.

The maximum loan interest rate for a policy year shall be the greater of (1) the “Published Monthly Average,” as defined below, for the calendar month that ends two months before the date of determination and (2) the Guaranteed Minimum Interest Rate shown on Page 3 of this policy plus 1% per year. “Published Monthly Average” means the Moody’s Corporate Bond Yield Average – Monthly Average Corporates published by Moody’s Investors Service, Inc., or any successor to it. If such averages are no longer published, we will use such other averages as may be permitted by the Interstate Insurance Product Regulation Commission.

No change in the rate shall be less than 1/2% per year. We may increase the rate whenever the maximum rate exceeds the rate being charged by 1/2% or more. We will reduce the rate to or below the maximum rate if the maximum is lower than the rate being charged by 1/2% or more.

We may set a rate lower than the maximum.

We will notify you of the initial loan interest rate when you take out a loan. We will also give you advance written notice of any increase in the interest rate of any outstanding loan.

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Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated on the basis of the deduction allocation percentages then in effect. If we cannot make the allocation on the basis of these percentages, we will make it based on the proportion that your unloaned values in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate then in effect.

When unpaid loan interest is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the interest so allocated and transfer that amount to the loaned portion of your Policy Account.

Loan Repayment. You may repay all or part of a policy loan at any time while the insured person is alive and this policy is in force.

Repayments will first be allocated to our GIA until you have repaid any loaned amounts that were allocated to our GIA. You may tell us how to allocate repayments above that amount among our GIA and the investment funds of our SA. If you do not tell us, we will make the allocation on the basis of the premium allocation percentages then in effect.

Failure to repay a policy loan or to pay loan interest will not terminate this policy unless at the start of a policy month the Net Policy Account Value is less than the total monthly deduction then due, if any. In that case, the “Grace Period” provision will apply.

A policy loan may have a permanent effect on your benefits under this policy even if it is repaid. During any period in which there is an outstanding loan, the interest rate we credit to the loaned portion of the Policy Account may be different than the rate we credit to the unloaned portion of the Policy Account.

Grace Period and Restoring Your Policy Benefits

Grace Period. At the start of each policy month, we compare the Net Policy Account Value to the total monthly deductions described in the “Monthly Deductions” provision. If the Net Policy Account Value is sufficient to cover the total monthly deductions, this policy is not in default.

If the Net Policy Account Value at the start of any policy month is not sufficient to cover the total monthly deductions, the policy is in default as of the first day of such policy month.

If the policy is in default, we will send you and any assignee on our records written notice stating that a grace period of 61 days has begun starting with the date the notice is mailed. The notice will also state the amount of payment that is due. The payment required will be an amount sufficient to increase the Net Policy Account Value to cover all monthly deductions for 3 months, calculated assuming no interest or investment performance was credited to or charged against the Policy Account and no policy changes were made.

If we do not receive at least the requested amount postmarked within the grace period, we will: (1) withdraw and retain any amount in your Policy Account; and (2) send a written notice to you and any assignee on our records stating that this policy has ended without value.

If we receive at least the requested amount postmarked within the grace period, it will be treated as a loan repayment to the extent that it is less than or equal to any outstanding policy loan and accrued loan interest. The remainder of the payment, if any, will be treated as a premium payment. If your Net Policy Account Value is still insufficient to cover the total monthly deductions, we will send a written notice that a new 61-day grace period has begun and request an additional payment.

If the insured person dies during a grace period, we will pay the Insurance Benefit as described on Page 5 of this policy.

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Restoring Your Policy Benefits. If this policy has ended without value and was not given up for its Net Cash Surrender Value, you may ask for a restoration of policy benefits while the insured person is alive. In order to restore benefits, you must:

1.	Ask for restoration of policy benefits within 3 years from the end of the grace period;

2.	Provide evidence of insurability satisfactory to us; and

3.

Make the required payment. The required payment will be an amount sufficient to cover (i) total monthly deductions for 3 months, calculated from the effective date of restoration; and (ii) the premium charge. We will determine the amount of this required payment as if no interest or investment performance was credited to or charged against your Policy Account.

We will not restore the policy unless the insured person is alive on the effective date of restoration. The effective date will be the start of the policy month which coincides with or next follows the date we approve your request. We will deduct the premium charge from the required payment. Your Policy Account on the date of restoration will be equal to the balance of the required payment.

We will take monthly deductions as of the effective date of restoration. The schedule of surrender charges that applied on the date of default will also apply to the restored policy.

We may decline to restore this policy if we believe it would cause this policy to fail to qualify as life insurance under applicable tax law. We also may decline a restoration that may cause this policy to lose its ability to be tested for federal income tax purposes under the 2001 Commissioners Standard Ordinary mortality tables.

Other Important Information

Annual Report. For each policy year we will send you without charge a report for this policy that will show the premiums paid and any other information as may be required by state or Federal law, in addition to the following information required by the Interstate Insurance Product Regulation Commission:

1. the beginning and end dates of the current report period;

2. the value of your Policy Account (i.e., any amounts you have in the investment funds of our SA and in our GIA), if any, at the beginning and end of the current report period;

3. the amounts that have been credited to and debited from your Policy Account during the current report period (such as premium payments, interest credited, cost of insurance charges for the policy and any additional benefit riders, mortality and expense risk charges, administrative charges, premium charges, and withdrawals);

4. the current death benefit at the end of the current report period;

5. any Cash Surrender Value and any policy loan with the current loan interest rate at the end of the current report period; and a notice, if applicable, that the policy may terminate without value before the end of the next reporting period unless additional premiums are paid (assuming guaranteed interest, the investment performance of the investment funds of our SA, mortality, and premium charges).

How Benefits are Paid. The Insurance Benefit or your Net Cash Surrender Value withdrawals are paid immediately in one sum. Amounts paid will not be subject to the claims of creditors or to legal process, to the extent permitted by law.

Your Contract with Us. This policy, any riders or endorsements, and the attached copy of the initial application and all subsequent applications to change this policy, and all additional “Policy Information” sections added to this policy, make up the entire contract. Only our Chairman of the Board, our President or a person authorized by our Board of Directors can modify this contract or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them.

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Policy Changes — Applicable Tax Law. For you and the beneficiary to receive the tax treatment accorded to life insurance under federal law, this policy must qualify as life insurance under the Code or successor law. Therefore, as stated earlier in this policy, we may decline to accept premium payments, change death benefit options, change the face amount, or permit partial withdrawals that we believe would cause this policy to fail to qualify as life insurance under applicable tax law. Further, we may make changes in this policy or its riders (for example, in the percentages referred to in the “Base Policy Death Benefit” provision) or require additional premium payments, or make distributions to you from this policy or change the face amount to the extent we deem it necessary to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such changes. We also may decline any change that may cause this policy to lose its ability to be tested for federal income tax purposes under the 2001 Commissioners Standard Ordinary mortality tables.

Changes in Policy Cost Factors. Changes in policy cost factors (interest rates we credit to the Guaranteed Interest Account and any Holding Account, cost of insurance rates, the premium charge, the administrative charge, any mortality and expense risk charge, any Growth Cap Rates, any Participation Rates, and the rates for any additional benefit riders) will be on a basis that is equitable to all policies belonging to a given class, and will be determined based on reasonable assumptions as to expenses, mortality, investment income, lapses and policy and contract claims associated with morbidity. For the sake of clarity, the assumptions referenced above include taxes, the cost of hedging, longevity, volatility, other market conditions, surrenders, persistency, conversions, disability, accident, illness, inability to perform activities of daily living, and cognitive impairment, if applicable. Any change in policy cost factors will never result in an interest crediting rate, Growth Cap Rate, or Participation Rate that is lower than that guaranteed in the policy, or policy charges that exceed the maximum policy charges guaranteed in the policy. Any change in policy cost factors will be on a prospective basis; that is, any change will be determined based on future anticipated or emerging experience.

Incontestability. We have the right to contest the validity of this policy based on material misstatements made in the initial application for this policy. However, in the absence of fraud, we will not contest the validity of this policy after it has been in effect during the lifetime of the insured person for two years from the date of issue shown in the “Policy Information” section of this policy.

We also have the right to contest the validity of any policy change or restoration based on material misstatements made in any application for that change or restoration. In the absence of fraud, we will not contest any policy change that requires evidence of insurability, or any restoration of this policy, after the change or restoration has been in effect for two years during the lifetime of the insured person.

No material misstatement shall be used to contest a claim unless contained in an application.

All statements made by, or by the authority of, the applicant in an application are, in the absence of fraud, representations and not warranties.

See any additional benefit riders for modifications of this provision that apply to them.

Fraud Exception. As used in this policy, fraud means false statements, representations or warranties knowingly and intentionally provided, or caused to be provided, by any person involved in the procurement of any coverage or any change to existing coverage provided under the policy, for the purpose of inducing the company to accept a risk or assume a hazard it would otherwise not have so accepted or assumed. This provision applies where permitted by applicable state law.

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Misstatement of Age or Sex. If the insured person’s age or sex has been misstated on any application, and we become aware of this fact while the insured person is alive, we will not make any retrospective recalculation of the Policy Account. However, future monthly deductions from the Policy Account will be based upon the rates for the correct age and sex. If the insured person’s age or sex has been misstated on any application, and we become aware of this fact on or after the date of death of the insured person, the death benefit and any benefits provided by riders to this policy will be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the rates for the correct age and sex.

Suicide Exclusion. If the insured person commits suicide (while sane or insane) within two years after the date of issue shown in the “Policy Information” section of this policy, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid, minus any loan and accrued loan interest or liens and minus any partial withdrawal.

If the insured person commits suicide (while sane or insane) within two years after the effective date of a change you asked for that increases the death benefit, then our liability as to the increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions and any monthly administrative charge deductions made for such increase.

If the insured person commits suicide (while sane or insane) within two years after the effective date of any policy restoration, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid on and after the effective date of restoration, minus any outstanding policy loan and accrued loan interest or liens and minus any partial withdrawal.

How We Measure Policy Periods and Anniversaries. We measure policy years, policy months, and policy anniversaries from the Register Date shown in the “Policy Information” section of this policy. Each policy month begins on the same day in each calendar month as the day of the month in the Register Date.

How, When and What We May Defer. We may not be able to obtain the value of the assets of the investment funds of our SA if (1) the New York Stock Exchange is closed for trading; or (2) when the Securities and Exchange Commission has determined that a state of emergency exists that may make determination and payment impractical. During such times, as to amounts allocated to the investment funds of our SA, we may defer:

1.	Determination and payment of Net Cash Surrender Value withdrawals (except when used to pay premiums to us);

2.	Determination and payment of any death benefit in excess of the face amount;

3.	Payment of loans (except when used to pay premiums to us);

4.	Determination of the unit values of the investment funds of our SA; and

5.	Any requested transfer.

As to amounts allocated to our GIA, we may defer payment of any Net Cash Surrender Value withdrawal or loan amount (except when used to pay premiums to us) for up to six months after we receive a request for it. We will add interest at a rate that is not less than the Guaranteed Minimum Interest Rate shown on Page 3 of this policy on any Net Cash Surrender Value payment derived from our GIA that we defer for 30 days or more.

The Basis We Use for Computation. We provide Cash Surrender Values that are at least equal to those required by the NAIC Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV. We have filed with the Interstate Insurance Product Regulation Commission a detailed statement of the basis of the charges for this policy and of our method of computing the charges, values and benefits of this policy.

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We use the 2001 Commissioners Standard Ordinary Male or Female, Composite Ultimate Age Nearest Birthday Mortality Tables at attained ages 0-17, and the 2001 Commissioners Standard Ordinary Male or Female, Smoker or Non-Smoker Ultimate Age Nearest Birthday Mortality Tables at attained ages 18 and over, as the basis for determining maximum cost of insurance rates, net single premiums and minimum cash surrender values. We take account of the sex, attained age, and class of risk of the insured person. However, the maximum cost of insurance rates, net single premiums, and minimum cash surrender values for the base policy do not vary by class of risk of insured persons for risk classifications of Standard or better.

The Guaranteed Minimum Interest Rate we credit to the portion of your Policy Account in our GIA is shown on Page 3 of this policy.

For policies issued at attained ages 0-17, an insured person’s cost of insurance rate is not based on that person’s status as a tobacco user or non-tobacco user. Effective with the policy anniversary when that insured person reaches attained age 18, non-tobacco user cost of insurance rates will be charged for that person. That insured person may also be eligible for a more favorable risk classification, subject to our underwriting rules. For policies issued at attained age 18 or over, an insured person’s cost of insurance rate takes account of that person’s status as a tobacco user or non-tobacco user.

Change in Risk Classification. Any insured person attained age 18 or over may be eligible for a more favorable risk classification, if available, including a change from tobacco user rates to non-tobacco user rates. Upon request, we will provide forms and instructions as to how you may apply for such a change. The change will be based upon our general underwriting rules in effect at the time of application, which may be different from those that applied at the time this policy was issued. An application for a change in tobacco user status may be evaluated based on other underwriting criteria as well as tobacco use, and may include a definition of tobacco use different from that which applied at the time this policy was issued. This change, if approved, may result in lower future cost of insurance rates starting on the effective date of the change.

The change in risk classification, if approved, will take effect at the start of the policy month that coincides with or next follows the date we approve your request. A copy of your application for the change will be attached to the new “Policy Information” section that we will issue when the change is made. The new section and the application for change will become part of this policy. We may require you to return this policy to us to make the change. This change may have adverse tax consequences.

The change in risk classification will be contestable; however, in the absence of fraud, we will not contest the change after it has been in effect for two years during the lifetime of the insured person. In the event of a successful contest, the death benefit and any benefits provided by riders to this policy will be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the rates for the prior risk classification.

Policy Illustrations. Upon request we will give you an illustration of the potential future benefits under this policy, based upon both guaranteed and current non-guaranteed cost factor assumptions. We will provide the first illustration requested in a policy year free of charge. We charge an amount not to exceed the amount shown in “Policy Information” section of this policy for each additional illustration requested in a policy year.

Conformity With Interstate Insurance Product Regulation Commission Standards. This policy was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards. Any provision of this policy that on the provision’s effective date is in conflict with the applicable Interstate Insurance Product Regulation Commission standards in effect as of the provision’s effective date for this product type is hereby amended to conform to the applicable Interstate Insurance Product Regulation Commission standards in effect as of the provision’s effective date.

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MONY LIFE INSURANCE COMPANY OF AMERICA

A Stock Life Insurance Company

Home Office: [2999 North 44th Street, Suite 250, Phoenix, Arizona 85018]

The Insurance Benefit is payable upon the death of the insured person while this policy is in force. The amount and duration of the death benefit under this policy may be variable or fixed under specified conditions, and may increase or decrease. You may pay premiums while the insured person is living and not yet attained age 121. The portion of your Policy Account that is in an investment fund of our Separate Account (SA) will vary up or down depending on the unit value of such investment fund, which in turn depends on the investment performance of the securities held by that fund; there are no minimum guarantees as to such portion of your Policy Account. The portion of your Policy Account that is in our Guaranteed Interest Account (GIA) will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than the Guaranteed Minimum Interest Rate shown on Page 3 of this policy. This is a non-participating policy.

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